Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

MCC-QUICK PAK, LLC,

MULTI-COLOR CORPORATION,

NFI-QUICK PAK, LLC

AND

NFI INTERACTIVE LOGISTICS, LLC

June 15, 2007

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(continued)

-ii-

(continued)

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(continued)

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EXHIBITS

Description	Exhibit
Excluded Assets	A
Assumption Agreement	B
Escrow Agreement	C
Purchase Price Allocation	D
Marketing Agreement	E
Seller’s Authority Certificate	F
Seller’s Compliance Certificate	G
Bill of Sale and Assignment Agreement	H
Opinion of Counsel	I
Buyer’s Authority Certificate	J
Buyer’s Compliance Certificate	K
Assignment and Assumption of Leases	L-1 and L-2
Transition Services Agreement	M

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SCHEDULES

Description	Schedule
Claims	2.1(f)
Assumed Contracts	2.1(g)
Prepaid Expenses	2.1(m)
Purchase Order Liabilities	2.3(b)
Bids	2.3(c)
Organizational Status and Ownership	4.1
Absence of Undisclosed Liabilities	4.3
Absence of Certain Events	4.4
Accounts Receivable	4.5
Seller’s Consents	4.7(b)
Governmental Authorizations	4.9(b)
Operation of Computers	4.10(d)
Customers of Seller	4.13
Employees and Compensation	4.15
Other Intellectual Property	4.18(a)(1)
Inventory	4.19
Labor Relations	4.20
Litigation	4.21
Personal Property	4.24
Leased Real Property	4.26(b)
Title to Properties	4.30
Buyer’s Authority	5.2(a)
Buyer’s Consents	5.2(b)

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into and effective as of June 15, 2007, by and among (i) MCC-QUICK PAK, LLC (“Seller”), an Ohio limited liability company, (ii) MULTI-COLOR CORPORATION (“Parent”), an Ohio corporation, (iii) NFI-QUICK PAK, LLC (“Buyer”), an Ohio limited liability company, and (iv) NFI INTERACTIVE LOGISTICS, LLC (“Guarantor”), a New Jersey limited liability company. In this Agreement, Seller, Parent, Buyer and Guarantor may be referred to collectively as the “Parties” and, individually, as a “Party.”

RECITALS:

A. Seller is a wholly–owned subsidiary of Parent.

B. Seller is engaged in the contract packaging business (the “Business”) with its principal office located in Cincinnati, Ohio.

C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the assets and properties owned and used by Seller in the operation of the Business, for the consideration and upon the other terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, the Parties hereby agree as follows:

1. DEFINITION OF CERTAIN TERMS. In addition to the terms defined in this Agreement, certain other terms used in this Agreement are defined in the Appendix of Defined Terms, and, when used herein, shall have the meaning set forth in the Appendix.

2. PURCHASE AND SALE OF ASSETS.

2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, Seller, and Parent with respect to Parent’s interest in the Facility Leases, shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, and Parent, as the case may be, free and clear of all Encumbrances (except Permitted Encumbrances), all of Seller’s and Parent’s, as the case may be, right, title and interest in and to Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, belonging to Seller as of the Closing Date or which are used by Seller in the operation of the Business, as a going concern, other than the Excluded Assets, including the following (the “Acquisition Assets”):

(a) Acquisition Balance Sheet Assets. All of the assets and properties reflected on the Acquisition Balance Sheet, except those disposed of in the Ordinary Course of Business and those excluded under Section 2.2, and including those acquired in the Ordinary Course of Business, since the date thereof.

(b) Real Property. All leasehold and other interests in and to all real property, including the leasehold interests identified on Schedule 4.26(b), together with all improvements,

buildings and fixtures located thereon or therein and all construction in progress (“Real Property”).

(c) Personal Property. All machinery, equipment, fixtures, computer hardware and software (subject to any restrictions by the licensor on the assignment thereof) tools, supplies, spare parts, furniture, vehicles and all other tangible personal property and assets owned or leased by Seller, including, without limitation those identified on Schedule 4.24 (“Personal Property”).

(d) Inventories. All inventories of raw materials, work-in-process and finished goods of Seller, wherever located, including inventories located in or about Seller’s facilities, in transit to Seller’s facilities or in transit to any customer of Seller, provided that title has not passed to such customer of Seller (“Inventories”).

(e) Accounts Receivable. All accounts receivable, notes receivable, premiums receivable, commissions receivable and other rights to receive payments from customers of Seller or from others, including all trade accounts receivable representing amounts payable to Seller in respect of goods shipped, products sold or services rendered, to customers or clients of Seller on or prior to the Closing Date, and the full benefit of all security for such accounts, and all claims, remedies and other rights related to any thereof, including those identified on Schedule 4.5 (“Receivables”).

(f) Claims. All claims of Seller against third parties relating to the Business or the Acquisition Assets, whether choate or inchoate, known or unknown, contingent or otherwise, including without limitation, all such claims listed on Schedule 2.1(f);

(g) Contracts. All the interest (including all rights, benefits, duties and obligations) that Seller possesses and has the right to transfer in all written or oral contracts, agreements, indentures, warranties, notes, bonds, loans, instruments, leases, conditional sales contracts, mortgages, licenses, franchises, commitments or other arrangements or agreements and understandings, including, without limitation, those identified on Schedule 2.1(g), and all outstanding offers or solicitations to enter into any of the foregoing (“Contracts”).

(h) Data and Records. All operating data and records of Seller, including customer lists and records, supplier agreements, rebate details, general commercial information, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, copies of financial, accounting and personnel records, correspondence and other similar documents and records (“Data and Records”).

(i) Goodwill. The going concern value and goodwill of Seller.

(j) Governmental Authorizations. All Governmental Authorizations owned, held or utilized by Seller in connection with the ownership of the Acquisition Assets and the operation of the Business, and all pending applications therefor, in each case to the extent transferrable to Buyer, including those listed on Schedule 4.9(b).

(k) Insurance Proceeds. All insurance proceeds arising in connection with damage or loss to any of the Acquisition Assets occurring prior to the Closing Date, to the extent not expended for the repair or restoration of the Acquisition Assets (“Insurance Proceeds”);

(l) Intellectual Property. All of the intangible and intellectual property which Seller possesses and has the right to transfer, including all Internet domain names, e-mail addresses, Marks, whether registered or unregistered, Trade Secrets, Patents and Copyrights and all applications for registration thereof, all post office box numbers, all telephone and facsimile numbers and other listings and numbers used in connection with the Business.

(m) Prepaid Expenses. All prepaid expenses relating to the Acquisition Assets, including those listed on Schedule 2.1(m) (“Prepaid Expenses”).

(n) Other Assets. All other properties and assets of every kind, character or description, tangible or intangible, owned by Seller and used in the operation of with the Business, whether or not similar to the items or types specifically set forth above (“Other Assets”).

2.2 Excluded Assets. Notwithstanding the above description of the Acquisition Assets, there shall be excluded from the Acquisition Assets those assets of Seller listed on Exhibit A (“Excluded Assets”).

2.3 Assumed Liabilities. At the Closing, Buyer shall deliver to Seller an undertaking and assumption, in the form of Exhibit B (the “Assumption Agreement”), pursuant to which Buyer shall assume and agree to discharge only the following specifically enumerated obligations and Liabilities of Seller (the “Assumed Liabilities”):

(a) Accounts Payable. All Liabilities for payment of trade accounts payable which are due within Seller’s customary payment terms and which are (i) reflected on the Acquisition Balance Sheet remaining unpaid on the Closing Date; and/or (ii) incurred by Seller in the Ordinary Course of Business between the date of the Acquisition Balance Sheet and the Closing Date.

(b) Purchase Orders. All Liabilities to Seller’s customers or clients under purchase orders for products or services not delivered, purchased or otherwise completed on the Closing Date, including those set forth on Schedule 2.3(b) which lists all purchase orders through June 14, 2007.

(c) Bids. All open or pending bids for orders set forth on Schedule 2.3(c) which Buyer will process in accordance with Buyer’s ordinary business practices.

(d) Contract Liabilities. All Liabilities of Seller arising after the Closing Date (other than any Liability for, or resulting from, any breach or default thereunder which occurred prior to the Closing) under the Contracts identified on Schedule 2.1(g).

(e) Accrued Liabilities. All of Seller’s accrued liabilities as shown on the Acquisition Balance Sheet (including personal property tax, payroll and the receiving accrual) less accrued liabilities paid by Seller since the date of the Acquisition Balance Sheet and plus accrued liabilities incurred by Seller in the Ordinary Course of Business since the date of the Acquisition Balance Sheet.

(f) Leases. All liabilities of Seller or Parent, as the case may be, arising out of or relating to Seller’s leases, each of which is more fully described on Schedule 4.26(b) (collectively the “Facility Leases”) to the extent such Liabilities accrue on or after the Effective Date.

2.4 Retained Liabilities. Except Assumed Liabilities, Buyer shall not assume, and Seller shall remain solely responsible for and shall retain, pay, perform and discharge, in full, any and all other Liabilities of Seller, whether known, unknown, contingent, executory, fixed or otherwise (the “Retained Liabilities”).

2.5 Purchase Price. The purchase price, exclusive of the Assumed Liabilities, shall be Nineteen Million Two Hundred Thousand Dollars ($19,200,000) (“Purchase Price”). The Purchase Price shall be paid by Buyer at the Closing by delivery of immediately available funds in the amount of the Purchase Price, minus $250,000.00 (the (“Escrow Amount”) to an account designated by Seller. At Closing, Buyer shall deposit the Escrow Amount into an escrow fund (the “Escrow Fund”), pursuant to the terms of an escrow agreement in the form attached as Exhibit C (the “Escrow Agreement”), to secure Seller’s and the Parent’s obligations to make any payments pursuant to Section 11, in accordance with the terms of this Agreement and the Escrow Agreement. The Purchase Price shall be decreased for any Accounts Receivable on Seller’s financial statements as of the Closing Date (“Closing Date Financial Statements”) which remain uncollected after 180 days from the Closing to the extent that the amount of uncollected Accounts Receivable exceeds the bad debt reserve on the Closing Date Financial Statement. For example, if the amount of uncollected Accounts Receivable after 180 days from the Closing is $10,000 and the bad debt reserve on the Closing Date Financial Statements was $11,000; the adjustment is zero. If the amount of uncollected Accounts Receivable after 180 days from the Closing is $20,000 and the bad debt reserve on the Closing Date Financial Statements was $11,000; the decrease to the Purchase Price is $9,000.

2.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquisition Assets as specified in Exhibit D within 90 days from the Closing Date. After the Closing, the Parties agree to make consistent use of the allocation, fair market values and useful lives specified in Exhibit D for all Tax purposes and in any and all filings, declarations and reports with the IRS in respect thereof, including without limitation, the reports required to be filed under Section 1060 of the IRC, if applicable, it being understood that Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date if such form is required to be filed with the IRS. In any Proceeding related to the determination of any Tax, no party hereto shall contend or represent that such allocation is not correct.

3. CLOSING. Consummation of the purchase and sale of the Acquisition Assets as contemplated in this Agreement (the “Closing”) shall take place at such place and time as the Parties shall mutually agree upon, on the “Closing Date,” which shall occur on July 2, 2007. The Closing shall be effective as of the close of business on the Closing Date (the “Effective Date”).

4. REPRESENTATIONS AND WARRANTIES OF SELLER. In order to induce the Buyer to enter into this Agreement, the Seller (and, as to certain specified representations and warranties, Parent) makes the following representations and warranties to the Buyer, except as qualified by the disclosures made in the Schedules attached hereto, each of which shall be deemed to be independently material and relied upon the Buyer. All capitalized terms used in the Schedules, unless otherwise defined therein, have the meaning set forth in this Agreement. Unless otherwise noted therein, Section references in the Schedules are to the Sections of this Agreement. Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty (referenced by subsection) made in this Agreement unless such exception is identified in the applicable Schedule. Seller and Parent, jointly and severally, hereby represent and warrant to Buyer as follows:

4.1 Organizational Status. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller has, and at all times has had, full company power and authority to own and lease its properties as such properties are now owned and leased and to conduct its Business as and where such business has and is now being conducted. Set forth on Schedule 4.1 are true and complete copies of the Organizational Documents of Seller, as amended, as of the Closing Date. Seller has not qualified to do business in any jurisdiction other than the State of Ohio. Neither the nature of the Business of Seller, nor the character and location of the properties owned or leased by Seller, make its qualification to do business in any other jurisdiction necessary. Parent is the sole member of Seller.

4.2 Financial Statements. Seller has delivered to Buyer the following financial statements of Parent (the “Parent Financial Statements”) and Seller (the “Seller Financial Statements”): (a) audited balance sheets of Parent for each of the fiscal years ending March 31, 2004, 2005 and 2006 and the related unaudited statements of income, changes in equity and cash flow for each of the periods then ended, including in each case the notes thereto; and (b) an unaudited balance sheet of Seller as at March 31, 2007 (the “Acquisition Balance Sheet”) and the related unaudited statements of income, for the period then ended. The Parent Financial Statements fairly present in all material respects the financial position and the results of operations, changes in equity and cash flow of Seller, at the respective dates of, and for the periods referred to in, the Seller Financial Statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have an Adverse Effect on Seller or the Business) and the absence of notes (that, if presented, would not differ materially from those included in the Acquisition Balance Sheet), consistently applied throughout the periods covered by the Parent Financial Statements involved, except as disclosed in the notes thereto. The Parent and Seller Financial Statements have been prepared from and are in accordance with the books and records of Seller and the Business.

4.3 Absence of Undisclosed Liabilities. As of the date of the Acquisition Balance Sheet, to the best of Seller’s Knowledge, Seller had no Liabilities except as shown (and in the amounts shown) on the Acquisition Balance Sheet or as shown on Schedule 4.3. Since the date of the Acquisition Balance Sheet, except as shown on Schedule 4.3, to the Seller’s Knowledge, Seller has not incurred or become subject to any material Liability, other than Liabilities incurred in the Ordinary Course of Business, all of which have been paid in full in the Ordinary Course of

Business or are reflected on Seller’s regular books of account on the Closing Date and none of which is inconsistent with (a) the representations, warranties and covenants of Seller and Parent contained herein or (b) any other provisions of this Agreement.

4.4 Absence of Certain Events. To the Knowledge of Seller and Parent, since the date of the Acquisition Balance Sheet, Seller has not except as set forth on Schedule 4.4:

(a) Adverse Effect. Suffered an Adverse Effect.

(b) Agreement Termination or Amendment. Terminated or amended or suffered the termination or amendment of any material contract, lease, agreement, license or other instrument to which it is or was a party, other than any of such actions which occur in the Ordinary Course of Business or which do not have an Adverse Effect.

(c) Bonuses and Compensation. Paid or obligated itself to pay any bonuses or extraordinary compensation to, or made any increase (except increases in the Ordinary Course of Business) in the compensation payable (or to become payable by it) to, any of its directors, officers, employees, agents, shareholders or other representatives of Seller.

(d) Capital Expenditures. Made any capital expenditures or capital commitments in excess of $25,000 for any single one or series of related transactions or in excess of $100,000 in the aggregate.

(e) Casualty Losses. Suffered any casualty, damage, destruction or loss to any of its properties not covered by insurance in excess of $25,000 for any one event or in excess of $100,000 in the aggregate.

(f) Change in Accounting Principles. Made any change in accounting principles, methods or practices.

(g) Change in Business. Other than this Agreement with Buyer, made any change in the Business or the manner of conducting the Business, other than changes in the Ordinary Course of Business, none of which has, and which in the aggregate have not had, an Adverse Effect.

(h) Disposal of Assets. Disposed of any of its assets or properties other than in the Ordinary Course of Business.

(i) Employee Discipline. Terminated, placed on probation, disciplined, warned or experienced any material dissatisfaction with, any officer, supervisory employee or outside salesperson of Seller.

(j) Encumbrances. Subjected any of its assets or properties to any Encumbrances or to any other similar charge of any nature whatsoever.

(k) Loans. Made any loan or advance in excess of Fifty Thousand Dollars ($50,000) to any Person (except a normal travel or other reasonable expense advance to its officers and employees).

(l) Material Transactions. Entered into any material transactions other than in the Ordinary Course of Business.

(m) New Agreements. Entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) other than purchase orders entered into in the Ordinary Course of Business, which either involve more than $100,000 or were made outside the Ordinary Course of Business.

(n) Payment of Accounts Payable Outside Ordinary Course of Business. Delayed or postponed the payment of any material accounts payable and other Liabilities outside the Ordinary Course of Business.

(o) Payments to Officers, Directors or their Affiliates. Paid any funds to any of its officers or directors, or to any family member of any of them, or any Person in which any of the foregoing have any direct or indirect interest, except for the payment of installments of annual salaries and the bonuses accrued at the last day of Seller’s fiscal year.

(p) Plan Adoption, Modification or Amendment. Adopted, modified or amended any plan or agreement so as to increase the benefits due the employees of Seller under any such plan or agreement.

(q) Resignations of or Disputes with Employees or Agents. Experienced any resignations of, or had any disputes involving the employment or agency relationship with, any employee or agent of Seller which could reasonably be expected to have an Adverse Effect and, concerning any branch manager or outside salesperson, whether or not the same, could reasonably be expected to have an Adverse Effect.

(r) Waivers and Write-Offs. Waived or released any debts, claims or rights of value or suffered any extraordinary loss or written down the value of any inventories or other assets or written down or off any receivable in excess of $25,000 for any one event or in excess of $100,000 in the aggregate.

(s) Other Events. Been a party to any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving Seller other than entering into the letter of intent with Buyer with respect to the transactions contemplated hereunder.

(t) Other Agreements. Entered into any agreement or commitment (whether or not in writing) to do any of the above.

and Seller has:

(u) used its commercially reasonable efforts to (i) preserve the Business and the organization of Seller; (ii) keep available, without entering into any binding agreement, the services of Seller’s employees; and (iii) preserved the goodwill of Seller’s customers and others having business relationships with Seller; and

(v) continued the Business and maintained its operations and equipment, books of account, records and files in the Ordinary Course of Business.

4.5 Accounts Receivable. All Receivables on the Closing Date (a) represent valid and bona fide obligations arising from sales actually made or services actually rendered by Seller in the Ordinary Course of Business; (b) to the Knowledge of Seller are correct as to amount and legally enforceable according to their terms; and (c) to the Knowledge of Seller have no rights of defense, counterclaim or set-off against them, including any relating to the amount or validity of such Receivable. Schedule 4.5 contains a complete and accurate list of all such Receivables as of 11:59 p.m. on May 31, 2007, and sets forth an accurate aging of all such Receivables.

4.6 Assets Necessary To Business. Seller or Parent owns or leases the Acquisition Assets, including all properties and assets, tangible and intangible, which are necessary for Buyer to conduct the Business as heretofore conducted by Seller and necessary or appropriate for the continued conduct of the Business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

4.7 Authority; Consents; Enforcement: Noncontravention.

(a) Authority. Seller has the limited liability company power and authority to execute, deliver and perform this Agreement and all other agreements, certificates or documents contemplated hereby (“Seller Ancillary Documents”) and has taken all actions required to authorize, execute, deliver and perform this Agreement and the Seller Ancillary Documents, including approval by its board of directors and the Parent. Parent has full corporate power and authority to execute, deliver and perform this Agreement and the Seller Ancillary Documents.

(b) Consents. Except as set forth on Schedule 4.7(b), no consent, approval, action or authorization of any third party, including any Governmental Authorization or application to, or other notice or filing with, any Governmental Body, is required for the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Seller or Parent (“Seller’s Consents”).

(c) Enforcement. This Agreement and the Seller Ancillary Documents have been duly executed and delivered by Seller and Parent and constitute the legal, valid and binding obligations of Seller and Parent, enforceable in accordance with their terms.

(d) Noncontravention. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller and Parent do not violate any provision of the Organizational Documents of Seller and will not result in a breach or violation or default under any Order to which Seller is subject or result in a breach by Seller under any material contract or obligation to which it is bound except for, and limited to the extent that, those contracts listed on Schedule 4.7(b) require consent of a third party as disclosed on Schedule 4.7(b). Except for those contracts requiring consent of a third party as disclosed in Schedule 4.7(b), neither the execution and the delivery of this Agreement and the Seller Ancillary Documents, nor compliance with, or fulfillment of, the terms, conditions and provisions hereof or thereof, will (1) violate any Legal Requirement of Seller or Parent; (2) materially conflict with, result in a material breach of, constitute a material default under, any Contract or Order to which Seller is a party; (3) create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Seller is a party; (4) accelerate any Liability of Seller; (5) result in the imposition of or creation of any Encumbrance upon or with respect to any of the Acquisition Assets; (6) require any notice under any Contract or Order to which Seller is a party or by which it or they are bound or to which any of its or their assets or properties are subject; or (7) require the approval, consent, authorization or act of, or the making by, Seller of any declaration, filing or registration with, any Person.

4.8 Books and Records. Prior to the execution of this Agreement, Seller made available to Buyer for its examination the books of account, records and minute and stock books of Seller (“Books and Records”). The Books and Records are true and complete in all material respects and have been prepared in the usual and customary manner. No material changes or additions to the Books and Records of Seller have been made from the date such Books and Records were first made available to Buyer and nothing which should be set forth in said Books and Records, if prepared in the usual and customary manner of Seller, has occurred from the date such Books and Records were first made available to Buyer, except for such changes, additions or events which have been made or have occurred, as the case may be, in the Ordinary Course of Business.

4.9 Compliance With Legal Requirements; Governmental Authorizations.

(a) Compliance With Legal Requirements. To the Knowledge of Seller:

(1) Seller is, and, at all times since its inception has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Acquisition Assets;

(2) within the last two (2) years, no event has occurred, nor does any circumstance exist, that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Seller of, or a failure on the part of Seller to comply substantially with, any Legal Requirement; or (B) may give rise to any obligation on the part of Seller to undertake or to bear all or any portion of the cost of, any remedial action of any nature; and

(3) Seller has not received, at any time within the last two years, any notice or other communication (whether oral or written) from any Governmental Body regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Governmental Authorizations. Schedule 4.9(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller and is related to the Business, or to any of the Acquisition Assets and is required for the continued operation of the Business. Each Governmental Authorization listed or required to be listed on Schedule 4.9(b) is valid and in full force and effect except where the failure to do so would not be expected to have an Adverse Effect. Schedule 4.9(b) also sets forth the name of any third party from whom consent must be obtained in order to effect a transfer to Buyer of the Governmental Authorizations to be acquired as a result of the transactions contemplated herein; and, except as set forth on Schedule 4.9(b), Seller has obtained all such consents except where the failure to be so valid and in force and effect would not be expected to have an Adverse Effect. Except as set forth on Schedule 4.9(b):

(1) Seller is in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 4.9(b);

(2) To the Knowledge of Seller, no event has occurred, nor does any circumstance exist, that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 4.9(b); or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 4.9(b);

(3) Seller has not received, within the last twelve (12) months, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(4) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 4.9(b) have been duly filed on a timely basis with the appropriate Governmental Bodies and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed on Schedule 4.9(b) collectively constitute all of the Governmental Authorizations which are, to the Knowledge of Seller, necessary to permit Seller to lawfully conduct and operate the Business in the manner it is currently conducted and operated and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

4.10 Computer Systems; Software.

(a) Condition of Computers. To Seller’s Knowledge, all computers and computer systems owned, leased or used by Seller in connection with the Business (including software, communication links and storage media) (collectively, “Computers”):

(1) are currently operating;

(2) are in full operating order and fulfill the purposes for which they were acquired, established and are currently used;

(3) have adequate capacity for the present needs of the Business.

(b) Condition of Software. To Seller’s Knowledge, all software used on or stored or resident in the Computers (“Software”) is currently operating and is lawfully held and used and, to the Knowledge of Seller, does not infringe the intellectual property rights of any Person and all copies held have been lawfully made.

(c) Ownership of Software. No Software owned by or licensed to Seller is used by or licensed or sublicensed by Seller to any other Person.

(d) Operation of Computers. All Data and Records stored by electronic means are capable of ready access through the Computers. To Seller’s Knowledge, except as disclosed on Schedule 4.10(d), the transactions contemplated in this Agreement will not cause any of Seller’s license agreements as referred to in this Section 4.10 to be terminated or the terms varied or any rates or royalties payable to be materially increased.

4.11 Condition and Sufficiency of Assets. To Seller’s Knowledge, the tangible Acquisition Assets are structurally sound, are free from material defects (patent and latent) and have been maintained in accordance with the manufacturer’s recommendations. To Seller’s Knowledge, the tangible Acquisition Assets are (i) currently in good operating condition and repair (subject to normal wear and tear); (ii) suitable for the purposes for which they are presently used and presently proposed to be used; and (iii) not in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

4.12 Contracts. Schedule 2.1(g) contains a list of each contract to which Seller is a party, except for (a) sales or purchase orders entered into in the Ordinary Course of Business; (b) contracts involving Seller’s receipt or payment of less than $50,000 in any 12-month period; and (c) contracts cancelable without penalty or payment upon no more than thirty (30) days notice. Seller has furnished Buyer with a true and complete copy of each written contract listed on Schedule 2.1(g). To Seller’s Knowledge, each such Contract set forth on Schedule 2.1(g) is legal, valid, binding, enforceable and in full force and effect. To Seller’s Knowledge, no party to any such Contract set forth on Schedule 2.1(g) is in breach or default.

4.13 Customers of Seller; Conditions Affecting Seller. Schedule 4.13 sets forth the 5 largest customers of Seller by dollar value of aggregate purchases from Seller over the 24 months ended March 31, 2007. None of the customers identified on Schedule 4.13 have terminated their relationship with Seller or otherwise ceased doing business with Seller.

4.14 Benefit Plans.

(a) Compliance of Benefit Plans With ERISA and IRC. Parent and Seller have performed all material obligations under all health, welfare and Pension Plans (“Benefit Plans”) and have made appropriate entries in their financial records and statements for all Liabilities under all Benefit Plans that have accrued but are not due. All of the Benefit Plans and any related trust agreements or annuity contracts (or any funding instrument) comply currently, and have complied in the past, with the applicable and material provisions of ERISA and the IRC, where required in order to be a qualified plan under section 401(a) of the IRC and tax exempt under section 501 of the IRC, and all other Legal Requirements. Neither Parent, Seller, nor any Person who is a fiduciary or otherwise has a relationship to a Benefit Plan, has any liability to the IRS or the Pension Benefit Guaranty Corporation with respect to a Benefit Plan or any Liability under sections 502 or 4071 of ERISA. All filings required by ERISA and the IRC as to each Benefit Plan have been timely filed and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided. Other than routine claims for benefits submitted by participants or beneficiaries in the ordinary course, no claim against, or Proceeding involving, any Benefit Plan is pending or Threatened. No Benefit Plan is a “Multiple Employer Plan” within the meaning of Section 413(c) of the IRC.

(b) Administration of Plans. Each of the Benefit Plans has been administered in substantial compliance with the requirements of the IRC and ERISA and all material reports required by any governmental agency with respect to each such Plan have been timely filed.

4.15 Employees and Compensation.

(a) Listing of Employees. Schedule 4.15 identifies all officers and employees of Seller as of the Closing Date, the amount of their current annual salaries or hourly rates, their bonuses paid in the fiscal year ended March 31, 2007, their current job titles, and estimated vacation as of May 31, 2007, accrued and a complete description of any written commitments to such employees and officers with respect to compensation payable hereafter. Seller has not, because of past practices or previous commitments with respect to its officers or employees, established any legally enforceable rights or reasonable expectations on the part of such officers or employees to receive additional compensation inconsistent with past practices with respect to any period after the Closing Date. Set forth on Schedule 4.15 is a description of all claims made against Seller by its officers, employees or former employees within the last twelve (12) months, as well as all unresolved claims made against Seller by its officers, employees or former employees. No officer or employee of Seller is employed by Seller outside the United States of America.

(b) Agreements With Employees. Except as described on Schedule 4.15, Seller is not a party to or bound by any written or oral:

(1) employment agreement (other than employment agreements under which the only monetary obligation of Seller is to make current wage or salary payments and provide current employee benefits and other employee benefits required by any Legal Requirement), consulting, advisory or service agreement, confidentiality agreement or covenant not to compete;

(2) contract or agreement with any officer, employee or shareholder (other than employment agreements disclosed in response to clause (1) or excluded from the scope of clause (1)), agent or attorney-in-fact of Seller; or

(3) obligation to provide, presently or in the future, retiree medical insurance coverage, retiree life insurance coverage or other benefits for retired employees or directors of Seller, or their dependents, except as required by any Legal Requirement, and, to the extent of any such obligation, the name, pension benefit, pension option election, medical insurance coverage and life insurance coverage for such retirees is described on Schedule 4.15.

(c) Confidentiality and Noncompetition Agreements. To the Knowledge of Seller, no officer or employee of Seller is a party to, or is otherwise bound by, any written agreement or arrangement with any Person (other than with Seller or Parent), including any confidentiality, noncompetition or proprietary rights agreement, that has, had or will have an Adverse Effect on: (1) the performance of his or her duties as an officer or employee of Seller or (2) the ability of Seller to conduct its Business.

(d) Additional Employee Matters. Set forth on Schedule 4.15 is a list of each employee of Seller and each qualified beneficiary of an employee of Seller who has incurred a qualifying event and has elected, or is eligible to elect, continuation coverage under Seller’s group health plan. Further set forth on Schedule 4.15 is a list of each employee of Seller and each qualified beneficiary of an employee of Seller who, as a result of the transactions contemplated herein, will incur a qualifying event and will be eligible to elect continuation coverage under Seller’s group health plan. Also set forth on Schedule 4.15 is a list of each employee of Seller who has requested or is on a leave of absence pursuant to the provisions of the Family and Medical Leave Act (“FMLA”), or has submitted a request for leave under the FMLA which will commence after the Closing Date.

4.16 Environmental Matters.

(a) Compliance with Environmental Laws. To the best of Seller’s Knowledge, Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Seller has not received any actual or, to the Knowledge of Seller, Threatened Order, notice or other communication from any Governmental Body or private citizen acting in the public interest or from the current or prior owner or operator of the Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or, to the Knowledge of Seller, Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities.

(b) No Environmental Claims. There are no pending or, to the Knowledge of Seller, Threatened claims, Liens, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or the Acquisition Assets.

(c) No Environmental Orders. To the best Knowledge of Seller, Seller does not have has any basis to expect, nor have any of them, received any written citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any Acquisition Assets.

(d) No Hazardous Materials. To the best of Seller’s Knowledge, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous

Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located on or in land, water, sumps or any other part of the Facilities or such adjoining property or incorporated into any structure therein or thereon. Seller is not aware of, any Hazardous Activity conducted at the Facilities.

(e) No Release. To Seller’s Knowledge there has been no Release of any Hazardous Materials at or from the Facilities.

4.17 Reserved.

4.18 Intellectual Property.

(a) Definition of Intellectual Property. The term “Intellectual Property” as used in this Agreement means all of the intangible and intellectual property of Seller, including, but not limited to the following:

(1) all post office box numbers, Internet domain names, telephone and facsimile numbers, e-mail addresses and all other listings used in the Business, each of which is set forth on Schedule 4.18(a)(1);

(2) the name “Quick Pak” (and any derivatives thereof) and all other Marks;

(3) all Patents;

(4) all Copyrights; and

(5) all Trade Secrets.

(b) Ownership of Intellectual Property. Seller owns or has the right to use all of the Intellectual Property material to the operation of the Business as it is currently conducted. Except for the Intellectual Property licensed by Seller as a licensee, a copy of each such license is attached to Schedule 4.7(b) and, except as otherwise disclosed on Schedule 4.7(b), Seller owns all right, title and interest in and to all of the Intellectual Property, free and clear of all Liens, security interests, charges, Encumbrances, equities and other adverse claims, and has the right to use all of such Intellectual Property without payment to a third party. All Intellectual Property is either assignable or licensable by Seller to Buyer and such assignment or license may be made without the consent of any third party and will not result in any breach, violation or default under any agreement involving Intellectual Property.

(c) Patents. The Seller owns no patents (“Patents”).

(d) Marks. The Seller owns no Marks (“Marks”).

(e) Copyrights. The Seller owns no Copyrights (“Copyrights”).

(f) Trade Secrets. Each trade secret of Seller (“Trade Secrets”), and the documentation relating to such Trade Secret, is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of Seller’s Trade Secrets.

(g) Employee Agreements. No former or current employee of Seller has executed a written agreement that assigns to a Person other than Seller any or all rights to any inventions, improvements, discoveries or information relating to and used in the Business. Any inventions, improvements, discoveries or information relating to and used in the Business and developed by former or current employees of Seller in the course of their employment with Seller are owned by Seller. To the Knowledge of Seller, no employee of Seller has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Seller.

4.19 Inventory. All Inventories on the Closing Date consist of items of a quality and quantity useable or saleable in the Ordinary Course of Business as presently conducted, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Acquisition Balance Sheet or on the accounting records of Seller as of the Closing Date, as the case may be. No items included in the Inventories are pledged as collateral or held by Seller on consignment from another, except as set forth on Schedule 4.19. The inventories are valued in accordance with the Accounting Standards and FIFO/average cost, consistent with past practices, and were so valued at the date of the Acquisition Balance Sheet. The inventory obsolescence policies of Seller are appropriate for the nature of the products sold and the marketing methods used by Seller and the reserve for inventory obsolescence contained in the Acquisition Balance Sheet fairly reflects the amount of obsolete inventory as of the date thereof.

4.20 Labor Relations; Compliance. Seller has not been, nor is it, a party to any collective bargaining or other labor contract. Except as set forth on Schedule 4.20, there has not been within the past twelve (12) months, there is not presently pending or existing and, to the Knowledge of Seller, there is not Threatened (a) any strike, slowdown, picketing, work stoppage or employee grievance process; (b) any Proceeding against or affecting Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee, former employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting Seller or its premises; or (c) any application for certification of a collective bargaining agent.

4.21 Litigation; Orders.

(a) Proceedings. Except as set forth on Schedule 4.21, there is no Proceeding pending or, to the Knowledge of Seller, Threatened against or relating to Seller or its property or assets. Except as disclosed on Schedule 4.21, to the Knowledge of Seller: (i) there is no basis or alleged basis for any such Proceeding or of any governmental investigation relative to Seller, its property or assets, and (ii) no event has occurred, nor does any circumstance exist, that may give rise to or serve as a basis for the commencement of any such Proceedings which may have an Adverse Effect on Buyer.

(b) Orders. There is no Order to which Seller, or any of the Acquisition Assets owned or used by Seller in the Business, is subject, other than Orders generally affecting the industry in which Seller conducts the Business. Except as set forth on Schedule 4.21, (A) Seller is in full compliance with all of the material terms and requirements of each Order to which it, or any of the Acquisition Assets owned or used by it in the operation of the Business, are or have been subject; (B) no event has occurred, nor does any circumstance exist that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, or any of the Acquisition Assets owned or used by Seller in the operation of the Business, are subject which may have an Adverse Effect on Buyer; and (C) Seller has not received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, or any of the Acquisition Assets owned or used by Seller, are or have been subject, which may have an Adverse Effect on Buyer.

4.22 No Agent or Broker. Except for BMO Capital, which fee shall be paid by Seller, no agent or broker or other Person acting pursuant to authority given by Seller or Parent is entitled to any commission, finder’s fee or other compensation from Buyer or otherwise in connection with the transactions contemplated by this Agreement.

4.23 Notices of Violation. Seller has received no notice, and, to the Knowledge of Seller, there is no pending notice, of violation of any Legal Requirement, nor the pendency of any Proceeding, threatened or otherwise, which could prohibit, impede, delay or adversely effect the ability of Seller to effect the transactions contemplated in this Agreement.

4.24 Personal Property. Schedule 4.24 contains a detailed list of all machinery, equipment, fixtures, computer hardware and software, tools, supplies, spare parts, furniture and vehicles purchased for or used in connection with the Business and all other tangible personal property and assets owned or leased by Seller which are used in or relate to the Business. Schedule 4.24 contains an accurate and complete listing of all such assets as of 5:01 p.m. on June 1, 2007.

4.25 Products. Each product manufactured, fabricated, assembled, sold, leased or delivered by Seller has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties and Seller has no Liability (and, to the Knowledge of Seller, there is no basis for any present or future Proceeding against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, fabricated, assembled, sold, leased or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable terms and conditions of sale or lease for such product.

4.26 Real Property.

(a) Owned Real Property. Seller does not own any real property.

(b) Leased Real Property. Schedule 4.26(b) lists and describes briefly all real property leased or subleased to Seller. Seller has delivered to Buyer correct and complete copies of the leases and subleases listed on Schedule 4.26(b), as amended. With respect to each lease and sublease listed on Schedule 4.26(b), and except as set forth on Schedule 4.26(b):

(1) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

(2) neither Seller or Parent have assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(3) all facilities leased or subleased thereunder have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Legal Requirements; and

(4) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of such facilities.

4.27 Status of Contracts. To the Knowledge of Seller, each of the Contracts listed on Schedules 2.1(g) and 4.26(b) (collectively, the “Seller Agreements”) constitutes a legal, valid, binding and enforceable obligation of the parties thereto and is in full force and effect and the transactions contemplated herein shall not have an Adverse Effect on the Seller Ancillary Agreements and they shall continue in full force and effect immediately after the Closing with Buyer as a party thereto instead of Seller, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Seller has fulfilled and performed its obligations under each of the Seller Agreements, and Seller is not in, or, to the Knowledge of Seller, alleged to be in, breach or default under, nor to the Knowledge of Seller is there or is there alleged to be any basis for termination of, any of the Seller Agreements and, to the Knowledge of Seller, no other party to any of the Seller Agreements has breached or defaulted thereunder, and to the Knowledge of Seller no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or, to the Knowledge of Seller, by any such other party. Seller is not currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder. True and complete copies of each of the Seller Agreements have heretofore been delivered to Buyer by Seller.

4.28 Subsidiaries and Investments. Seller does not, directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity; or (b) control any corporation, partnership, limited liability company, joint venture or other entity which is involved in or relates to Seller.

4.29 Taxes; Tax Returns; Tax Elections.

(a) Tax Returns. Parent or Seller has prepared, signed and filed all Tax Returns required to be filed by Seller prior to the Closing Date. To Parent’s and Seller’s Knowledge, all Tax Returns were correct and complete in all material respects and Seller has timely paid or accrued all Taxes or installments thereof of every kind and nature whatsoever which were due and owing on Tax Returns or which were or are otherwise due and owing under all applicable laws and regulations for any periods for which Tax Returns were due, whether or not reflected on the Tax Returns, and which would likely have an Adverse Effect on Buyer. There are no Proceedings, investigations or claims now pending, nor, to the Knowledge of Parent or Seller, proposed or Threatened against Seller, nor are there any matters under discussion with the IRS or any other Governmental Authority relating to any Taxes or assessments or any claims or deficiencies with respect thereto.

(b) Withholdings. Seller has withheld proper and accurate amounts from its employees in full and complete compliance with the tax withholding provisions of the IRC and other applicable Legal Requirements and has filed proper and materially accurate federal, foreign, state and local Tax Returns and reports for all years and periods (and portions thereof) for which any Tax Returns were due with respect to employee income, income tax withholding, withholding taxes, social security taxes and unemployment taxes. All payments due from Seller on account of employee tax withholdings, including income tax withholdings, social security taxes or unemployment taxes in respect to years and periods (and portions thereof) ended on or prior to the Closing Date were paid prior to such date on or before their due date.

4.30 Title to Properties. Seller has good and marketable title to all of the Acquisition Assets (excluding leased properties). Except as set forth on Schedule 4.30, all Acquisition Assets are free and clear of all Encumbrances, except the Lien for current ad valorem taxes not yet due and payable.

4.31 Completeness of Statement; Effect of Representations and Warranties. Seller and Parent have disclosed to Buyer in separate writings or in the Schedules attached hereto, all adverse facts known to them relating to the representations and warranties. The representations and warranties of Seller and Parent in this Agreement, as qualified by the disclosures made on the Schedules attached hereto, are true and complete in all respects; provided that if, during the course of its due diligence, the Buyer discovers any facts that would render any representation or warranty of Seller or Parent untrue, inaccurate or incomplete, the Buyer shall immediately notify the Seller of such facts and shall allow the Seller to cure such deficiency by the expiration of the due diligence period, however, the Buyer will not be entitled to indemnification for any such facts upon closing. No representation or warranty of Seller and Parent in this Agreement, as qualified by the disclosures made on the Schedules attached hereto, contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. The effect of Buyer’s Knowledge of an inaccuracy is provided for in Section 11.5(c).

5. REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR. Buyer and Guarantor hereby represent and warrant to Seller and Parent as follows:

5.1 Buyer’s Registered Status. Buyer is a limited liability company duly organized, validly existing and full force and effect under the laws of the State of Ohio and is authorized to transact business therein. Buyer has, and at all times has had, full corporate or other applicable power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such businesses have and are now being conducted.

5.2 Buyer Authority; Consents; Enforcement; Noncontravention; Noncompetes.

(a) Authority. Buyer has the corporate or other applicable power and authority to execute, deliver and perform this Agreement, and all other agreements, certificates or documents contemplated hereby to which it is a party (“Buyer Ancillary Documents”) and has taken all actions required to authorize, execute, deliver and perform this Agreement and the Buyer Ancillary Documents, including approval by the members or manager of Buyer.

(b) Consents. No consent, action, approval or authorization of or registration, declaration or filing with any Governmental Body, is required for the execution, delivery or performance of this Agreement or the Buyer Ancillary Documents by Buyer (“Buyer’s Consents”).

(c) Enforcement. This Agreement and the Buyer Ancillary Documents have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, as the case may be, enforceable in accordance with their terms.

(d) Noncontravention. The execution and delivery of this Agreement and the Buyer Ancillary Documents by Buyer does not violate any provision of the Organizational Documents of Buyer and will not result in a breach or violation or default under any Order of any court or governmental authority to which Buyer is subject or result in a breach by Buyer under any contract or obligation to which it is bound. Neither the execution and the delivery of this Agreement and the Buyer Ancillary Documents, nor the compliance with, or fulfillment of, the terms, conditions and provisions hereof or thereof, will (1) violate any Legal Requirement of Buyer or any provision of its organizational documents; (2) conflict with, result in a breach of, constitute a default under, any contract, agreement, lease, license, instrument or other arrangement or order to which Buyer is a party or is bound by; (3) result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or result in the imposition of or creation of any Encumbrance upon or with respect to any of the assets or properties owned or used by Buyer; (4) require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets or properties are subject; or (5) require the approval, consent, authorization or act of, or the making by Buyer of, any declaration, filing or registration with, any Person.

5.3 Guarantor’s Registered Status. Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey and is authorized to transact business therein. Guarantor has, and at all times has had, full corporate or applicable power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such businesses have and are now being conducted.

5.4 Guarantor Authority; Consents; Enforcement; Noncontravention.

(a) Authority. Guarantor has the corporate or other applicable power and authority to execute, deliver and perform this Agreement, the Guaranty and all other agreements, certificates or documents contemplated hereby to which it is a party (“Guarantor Ancillary Documents”) and has taken all actions required to authorize, execute, deliver and perform this Agreement and the Guarantor Ancillary Documents, including approval by the board of directors of Guarantor.

(b) Consents. No consent, action, approval or authorization of or registration, declaration or filing with any Governmental Body, is required for the execution, delivery or performance of this Agreement or the Guarantor Ancillary Documents by Guarantor (“Guarantor’s Consents”).

(c) Enforcement. This Agreement and the Guarantor Ancillary Documents have been duly executed and delivered by Guarantor and constitute the legal, valid and binding obligations of Guarantor, as the case may be, enforceable in accordance with their terms.

(d) Noncontravention. The execution and delivery of this Agreement and the Guarantor Ancillary Documents by Guarantor does not violate any provision of the organizational documents of Guarantor and will not result in a breach or violation or default under any Order of any court or governmental authority to which Guarantor is subject or result in a breach by Guarantor under any contract or obligation to which it is bound. Neither the execution and the delivery of this Agreement and the Guarantor Ancillary Documents, nor the compliance with, or fulfillment of, the terms, conditions and provisions hereof or thereof, will (1) violate any Legal Requirement of Guarantor or any provision of its organizational documents; (2) conflict with, result in a breach of, constitute a default under, any contract, agreement, lease, license, instrument or other arrangement or order to which Guarantor is a party or is bound by; (3) result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or result in the imposition of or creation of any Encumbrance upon or with respect to any of the assets or properties owned or used by Guarantor; (4) require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Guarantor is a party or by which it is bound or to which any of its assets or properties are subject; or (5) require the approval, consent, authorization of or act of the making by Guarantor of, any declaration, filing or registration with, any Person.

5.5 No Agent or Broker. No agent or broker or other Person acting pursuant to authority given by Buyer or Guarantor is entitled to any commission or finder’s fee or other compensation, in connection with the transactions contemplated by this Agreement.

5.6 Completeness of Statements; Effect of Representations and Warranties. Buyer and Guarantor have disclosed to Seller in other writings or in the Schedules attached hereto, all adverse facts known to it relating to the representations and warranties of Buyer or Guarantor. The representations and warranties of Buyer and Guarantor in this Agreement, as qualified by the disclosures made on the Schedules attached hereto, are true and complete in all respects. No representation or warranty of Buyer nor Guarantor in this Agreement, as qualified by the disclosures made on the Schedules attached hereto, contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact.

6. COVENANTS OF THE PARTIES.

6.1 Transition of the Business. Seller and Parent covenant to cooperate with Buyer in providing all information required hereunder and access thereto and whatever is reasonably required to carry out the purposes and intent of the transactions contemplated by this Agreement.

6.2 Employment of Seller’s Employees.

(a) Prior to the Closing, Buyer will offer employment to all of Seller’s full-time employees who are active employees of Seller as of the Closing Date; provided, however, that each of Seller’s employees meet all of Buyer’s employment criteria and pass a drug and alcohol test and a background check to be administered by Buyer in its sole discretion; provided further however, that Buyer shall pay any and all costs of severance, termination or unemployment compensation for any of Seller’s active full-time employees which Buyer does not offer employment for any reason other than such employee’s failure to pass a drug or alcohol test or reasonable and customary background check for such employees position.

6.3 Further Assurances. Each of the Parties agrees that it will at any time, and from time to time, after the Closing Date, upon the request and at the expense of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and such further acts, assignments, transfers, conveyances and assurances as may be required to complete the transactions contemplated herein. After the Closing Date, at the expense of Seller, Seller and Parent shall, and shall use their commercially reasonable efforts to cause any necessary third party to, execute such documents and do such acts and things as Buyer may reasonably require for the purpose of giving to Buyer the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated herein. After the Closing Date, at the expense of Buyer, Buyer shall, and shall use its commercially reasonable efforts to cause any necessary third party to, execute such documents and do such acts and things as Seller and/or Parent may reasonably require for the purpose of giving to Seller or Parent the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated herein.

6.4 Proration of Expenses and Other Charges of the Business. On the Closing Date, the periodic charges of the Business, other than those Liabilities assumed by Buyer pursuant to Section 2.3 or as otherwise provided for in this Agreement, including rent, prepaid expenses, utility and license fees, personal property tax and all liabilities related to salaries, wages, vacation pay, other benefits and payroll taxes shall be apportioned on a time basis so that such part of the relevant charges attributable to the period prior to the Closing Date shall be borne by the Seller, and such part of the relevant charges attributable to the period after the Closing Date shall be borne by Buyer. All rents and other similar sums receivable in respect of the Business shall be apportioned between Buyer and Seller on like terms.

6.5 Filing of Taxes; Payment. Seller shall, for all periods through the Closing Date:

(a) prepare and timely file (including extensions) all Tax Returns that it is required to file under all applicable laws;

(b) timely pay all Taxes it is required to pay; and

(c) withhold and timely pay over to the applicable authorities all Taxes that it is required to withhold and pay over.

6.6 Use of Names. From and after the Closing Date, Seller and Parent shall not, in any manner whatsoever, use the name “Quick Pak,” or any derivative thereof or any other Marks of Seller included in the Acquisition Assets.

6.7 Guaranty. Guarantor hereby covenants and agrees to guaranty payment and performance of all covenants and obligations of Buyer hereunder, including, but not limited to, Buyer’s obligation to pay Seller the Purchase Price and Buyer’s indemnification obligations under Section 11 below.

6.8 Conduct of Business. Seller and Parent shall not take any action which, if it had been taken prior to the date of this Agreement, would have rendered the representations of this Agreement, including but not limited to those set forth in Section 4.4, untrue or inaccurate in any respect.

6.9 No Solicitation or Negotiation.

(a) The Seller shall, and shall direct or cause its representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal. The Seller shall not, directly or indirectly, and shall instruct (and not revoke any such instructions) its representatives not to, directly or indirectly, (i) solicit, initiate, negotiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) the submission of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or afford access to properties, books or records of the Seller to any Person that has disclosed to the Seller that it is contemplating making an Acquisition Proposal.

(b) Notwithstanding anything to the contrary in this Section 6.9, the Seller may, subject to the last sentence of Section 9.2 of this Agreement, participate in any discussions or negotiations with or furnish information to, any Person that has made an unsolicited Acquisition Proposal, that did not result from a breach of Section 6.9(a), and where the Seller has (i) determined, in its good faith judgment (after consultation with its outside legal counsel and its financial advisors), that such Acquisition Proposal constitutes, or may reasonably be expected to lead to, a Superior Proposal, and (ii) provided written notice to the Buyer of its intent to participate in discussions or negotiations with, or furnish information to, such Person. The Seller shall notify the Buyer of any Acquisition Proposal it receives within one Business day after receipt of such Acquisition Proposal and shall include the material terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal. The Seller shall notify the Buyer of any material modification to any Acquisition Proposal with one Business Day after such modification is proposed.

6.10 Non-Competition; Non-Solicitation.

(a) For a period of one (1) year from the Closing Date, Seller and Parent shall not, and Seller and Parent shall cause its Affiliates not to, (i) engage, directly or indirectly, as a principle or for its own account, solely or jointly with others, or through any form of ownership in another Person, in a business that is or has been in competition with the Business (a “Competing Business”) or (ii) solicit or attempt to solicit any Person who is or has been a customer, supplier, distributor, licensor, licensee or any other business relation of the Business within the past twelve (12) months to (A) cease doing business with Buyer or its Affiliates, (B) alter or limit its business relationship with Buyer or its Affiliates, or (C) purchase products from, or sell products on behalf of, a Person in a Competing Business.

(b) Notwithstanding anything to the contrary contained herein, nothing in this Section 6.9 will prohibit or restrict the ownership solely for investment purposes of less than five percent (5%) of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or listed with Nasdaq Stock Market and who engages in a Competing Business.

(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.9 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d) Seller and Parent agree that Buyer and its Affiliates may suffer irreparable harm from a breach of any of the covenants and/or agreements contained in this Section 6.9. In the event of an alleged breach by Seller, Parent, or any of their Affiliates of any of the provisions of this Section 6.9, Buyer or its Affiliates may, in addition to all other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance, injunctive or other relief in order to enforce or prevent any violations of the provisions of this Section 6.9. In the event that Seller or Buyer is found to have breached any covenant in this Section 6.9, the time period provided for in that covenant shall be tolled (i.e., it shall not run) for so long as Seller or Parent was in violation of that covenant.

7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE. Buyer’s obligation to consummate the transactions contemplated herein, and to take the actions required to be taken by Buyer, at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part, and each of which shall be deemed fully satisfied or waived upon the occurrence of the Closing):

7.1 Accuracy of Representations. All of the representations and warranties of Seller and Parent in this Agreement (considered collectively), and each of such representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date.

7.2 Seller and Parent’s Performance. All of the covenants and obligations that Seller and Parent are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

7.3 Consents. Each of the Consents identified on Schedule 4.7(b) must have been obtained and must be in full force and effect.

7.4 Other Documents. Buyer must have received such other documents as it may reasonably request for the purposes of (a) evidencing the accuracy of any of the representations and warranties of Seller and Parent; (b) evidencing the performance by either Seller or Parent, or the compliance by either Seller or Parent with, any covenant or obligation required to be performed or complied with by them; (c) evidencing the satisfaction of any condition referred to in this Section 7; or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated herein.

7.5 No Proceedings. There must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking Losses or other relief in connection with, any of the transactions contemplated herein, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated herein.

7.6 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

7.7 Due Diligence. Buyer shall have completed its due diligence investigation of Seller and the Business on or before June 30, 2007, with the results of such investigation being satisfactory to Buyer, in its sole discretion.

8. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE. Seller’s obligation to consummate the transactions contemplated herein and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1 Accuracy of Representations. All of the representations and warranties of Buyer and Guarantor in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date.

8.2 Buyer’s Performance. All of the covenants and obligations that Buyer and Guarantor are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

8.3 Consents. Each of the Consents identified on Schedule 5.2(b) must have been obtained and must be in full force and effect.

8.4 Other Documents. Seller must have received such other documents as Seller may reasonably request for the purpose of (a) evidencing the accuracy of any representation or warranty of Buyer or Guarantor; (b) evidencing the performance by either Buyer or Guarantor of, or the compliance by Buyer or Guarantor with, any covenant or obligation required to be performed or complied with by Buyer or Guarantor; (c) evidencing the satisfaction of any condition referred to in this Section 8; or (d) otherwise facilitating the consummation of any of the transactions contemplated herein.

8.5 No Proceedings. There must not have been commenced or Threatened against Seller, or against any Person affiliated with Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated herein; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated herein

8.6 Assumption of Leases and Assumed Liabilities and Release. Buyer must have assumed in writing all of the Facility Leases and the Assumed Liabilities and obtained Seller’s or Parent’s release from the Facility Leases, or in lieu of any such release which cannot be obtained at Closing, provided Buyer’s and Guarantor’s indemnification of Seller and Parent from any liabilities accruing after the Closing Date.

9. TERMINATION.

9.1 Termination Events. This Agreement, by notice given prior to or at the Closing, may be terminated:

(a) by either Buyer or Seller if a breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived;

(b) (1) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (2) by Seller and Parent, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or Parent to comply with their obligations under this Agreement) and Seller and Parent have not waived such condition on or before the Closing Date;

(c) by mutual consent of Buyer, Seller and Parent; or

(d) By the Seller, subject to compliance with Section 6.9, or by the Buyer, if the Seller or Parent’s Board of Directors determines to accept a Superior Proposal (with such termination becoming effective upon the Seller entering into a binding written agreement with respect to such Superior Proposal on or before November 23, 2007); or

(e) by any of Buyer, Seller, Parent or Guarantor if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 8, 2007, or such later date as the Parties may agree upon in writing.

9.2 Effect of Termination. Each Party’s right of termination under Section 9 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 12.4 and 12.5 will survive; provided that, if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired. The Parties furthermore agree that if this Agreement shall be terminated by either the Seller or the Buyer pursuant to Section 9.1(d); then the Seller shall be obligated to pay to the Buyer an amount equal to the Termination Fee within two Business Days of such termination, which shall serve as Buyer’s exclusive remedy under this Agreement or otherwise.

10. DELIVERIES AND ACTIONS TO BE TAKEN AT CLOSING.

10.1 Deliveries by Seller and Parent. At the Closing, Seller and Parent shall deliver to Buyer (duly executed where appropriate):

(a) Seller’s Authority Certificate. A certificate from Seller in the form of Exhibit E, dated as of the Closing Date, certified by the Secretary of Seller, attached to which are (1) a certified copy of the Articles of Organization of Seller; (2) a copy of Seller’s Operating Agreement; (3) copies of the resolutions of the member and the board of directors of Seller approving this Agreement and the transactions contemplated thereby; and (4) an incumbency certificate of the Persons executing this Agreement or any other document delivered at the Closing on behalf of Seller.

(b) Seller’s Compliance Certificate. A certificate in the form of Exhibit G executed by an authorized officer of Seller certifying that (1)(A) the representations and warranties made by Seller in this Agreement that are qualified as to materiality are true, complete and accurate as of the date hereof and (B) the representations and warranties that are not so qualified are true, complete and accurate in all material respects as of the date hereof; and (2) Seller has performed and complied, in all material respects, with all agreements, obligations, covenants and conditions required by the Agreement to be so performed or complied with by Seller on or prior to the date hereof.

(c) Bill of Sale and Assignment. A Bill of Sale and Assignment for the Acquisition Assets in the form of Exhibit H.

(d) Opinion of Counsel. An Opinion of Counsel for Seller in the form of Exhibit I.

(e) Possession of Acquisition Assets. Possession of all the Acquisition Assets, free of the possession of all third Parties.

(f) Payment of Liens and Encumbrances. Confirmation that the Encumbrances set forth on Schedule 4.30 have been paid or are being paid simultaneously with the Closing.

(g) Consents; Terminations; Governmental Authorizations. Consents of Landlords for all leases assumed, and consents of all other Parties to the Contracts and Governmental Authorizations being assigned to and assumed by Buyer hereunder, where such consent is required for the assumption of such Contracts and Governmental Authorizations, except where Buyer has waived delivery of such Consents as a condition of Closing.

(h) Change of Name. On or prior to the Closing Date, Seller have caused to be properly filed documents required to change Seller’s name to a name which does not include “Quick Pak” or any name similar thereto including (i) an amendment to the Articles of Organization of Seller with the Secretary of State of the State of Ohio; and (ii) any similar documents with the Secretaries of State of any other jurisdictions in which Seller is qualified to do business. Seller shall provide Buyer with duplicate originals of any such documents. Seller shall also properly file all other withdrawals of assumed names in all jurisdictions in which Seller has filed assumed name certificates or such comparable documents in recognition of the sale and assignment of Seller’s name to Buyer and Seller’s agreement not to hereafter use the name “Quick Pak,” or any other Marks of Seller.

10.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller and Parent (duly executed where appropriate):

(a) Buyer’s Authority Certificate. A certificate from Buyer in the form of Exhibit H, dated as of the Closing Date, certified by the Secretary of Buyer, attached to which are (1) a certified copy of the Articles of Incorporation (or such other appropriate organizational documents as applicable) of Buyer; (2) a copy of the bylaws or other appropriate organizational documents of Buyer; (3) copies of the resolutions of the board of directors of Buyer approving this Agreement and the transactions contemplated thereby; and (4) an incumbency certificate of the Persons executing this Agreement or any other document delivered at the Closing on behalf of Buyer.

(b) Buyer’s Compliance Certificate. A certificate in the form of Exhibit K executed by the Chief Executive Officer of Buyer certifying that (1)(A) the representations and warranties made by Buyer in this Agreement that are qualified as to materiality are true, complete and accurate as of the date hereof and (B) the representations and warranties that are not so qualified are true, complete and accurate in all material respects as of the date hereof; and (2) Buyer has performed and complied, in all material respects, with all agreements, obligations, covenants and conditions required by the Agreement to be so performed or complied with by Buyer on or prior to the date hereof.

(c) Purchase Price. Payment of the Purchase Price in the form required by Section 2.5.

(d) Consents. All Consents required pursuant to Section 5.2(b).

10.3 Leases. At the Closing, Buyer, Seller and Parent, as the case may be, shall execute and deliver the Assignment and Assumption of Leases in the form of Exhibit L-1 and Exhibit L-2.

10.4 Assumption Agreement. At the Closing, Buyer, Guarantor, Seller and Parent, as the case may be, shall execute and deliver the Assumption Agreement in the form of Exhibit B.

10.5 Marketing Agreement. At the Closing, Buyer and Parent shall execute and deliver the Marketing Agreement in the form of Exhibit E.

10.6 Escrow Agreement. At the Closing, Buyer, Guarantor, Seller and Parent shall execute and deliver the Escrow Agreement in the form of Exhibit C.

10.7 Transition Services Agreement. At the Closing, Buyer, Seller and Parent shall execute and deliver the Transition Services Agreement in the form of Exhibit M.

11. INDEMNIFICATION; REMEDIES.

11.1 Survival; Right to Indemnification. The representations and warranties of the Parties set forth in this Agreement, and the right to recover and bring a claim for indemnity for breach thereof, shall survive the Closing Date and the consummation of the transactions contemplated hereby for the periods specified below. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 11.2 or Section 11.3 unless such Party shall have delivered to the Indemnifying Party written notice of a claim in respect thereof pursuant to Section 11.4, prior to the first anniversary of the Effective Time; provided, however, this Section 11.1 shall not limit any (i) covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or the bringing of any cause of action or claim based upon or arising out of a breach thereof, (ii) any claim for indemnification based on (A) breach of a representation or warranty contained in Sections 4.16 and 4.29, which can be brought at any time within 60 days after expiration of the applicable statute of limitations, (B) breach of a representation or warranty contained in Sections 4.1, 4.7(a), 4.30, 5.1 and 5.2(a) for which there shall be no time limit for the bringing of any such claim, or (C) any claim or Action to recover any Loss that resulted from any fraudulent acts, for which there shall be no time limit for the bringing of any such claim or Action; provided further, that if there is an outstanding notice of a claim at the end of any such period of survival, such applicable period shall not end in respect of such claim until such claim is finally resolved. Except as expressly set forth in this Agreement, all covenants made by the Parties herein shall continue to be enforceable following the Closing Date in accordance with their terms.

11.2 Indemnification and Payment of Damages By Seller and Parent. Subject to the limitations set forth in this Section 11, Seller and Parent, jointly and severally, shall indemnify, defend and hold harmless Buyer and its directors, officers, shareholders, Affiliates and successors and assigns (“Buyer Indemnitees”) from, and shall pay to the Buyer Indemnitees the amount of, all actual damages, costs and expenses (including reasonable attorneys’ fees)

(collectively, “Losses” and, individually, a “Loss”) which the Buyer Indemnitees shall suffer, sustain or become subject to by virtue of or which arise out of or result from:

(a) any inaccuracy in or breach of any representation or warranty made by Seller or Parent in this Agreement, in each case, without regard to any qualification contained in any such representation or warranty as to materiality or Adverse Effect (for purposes of determining the amount and extent of Losses);

(b) any breach by Seller or Parent of any covenant, agreement or obligation of Seller or Parent in this Agreement;

(c) any product shipped or fabricated by, or any services provided by, Seller prior to the Closing;

(d) the Excluded Assets and the Retained Liabilities, including Seller’s or Parent’s failure to pay, perform or discharge any such Excluded Liabilities as and when due; and/or

(e) extraordinary wear and tear or necessary repairs to the Personal Property.

11.3 Indemnification By Buyer and Guarantor. Subject to the limitations set forth in this Section 11, Buyer and Guarantor, jointly and severally, shall indemnify, defend and hold Seller, Parent and each of their respective directors, officers, shareholders, members, managers, Affiliates, successors and assigns (“Seller Indemnitees”) harmless from, and will pay to the Seller Indemnitees the amount of, any Loss which the Seller Indemnitees shall suffer, sustain or become subject to by virtue of or which arise out of or result from:

(a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement, in each case, without regard to any qualification contained in any such representation or warranty as to materiality or Adverse Effect (for purposes of determining the amount and extent of Losses);

(b) any breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement; and

(c) any claim, demand or Proceeding made or brought against Seller or Parent resulting from Buyer’s operation of the Business or ownership or use of the Acquisition Assets after the Closing Date.

11.4 Indemnity Claims.

(a) Notification of Claims. If any claim (“Claim”) is hereafter asserted by a party hereto as to which such party may be entitled to indemnification hereunder, such party (“Indemnitee”) shall, in writing, notify the party required by the terms of this Agreement to indemnify the Indemnitee (“Indemnifying Party”) thereof (“Claims Notice”) within thirty (30) days after (1) receipt of written notice of commencement of any third-party litigation against such Indemnitee; (2) receipt by such Indemnitee of written notice of any third-party claim pursuant to an invoice, notice of claim or assessment against such Indemnitee; receipt of an

Order or notice from any Governmental Body; or (3) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party. The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include a copy of the notice referred to in (1) and (2), above, shall indicate the amount, if known, or an estimate, if possible, of damages that have been or may be incurred or suffered, and shall state the name of the executive who shall represent the Indemnitee in the arbitration provided for in Section 12.1.

(b) Defense of Third Party Claim by Indemnifying Party. The Indemnifying Party may, at any time, elect to defend or compromise any Claim by a third party (“Third Party Claim”), at its own expense and in its sole discretion and by its own counsel, who shall be reasonably acceptable to the Indemnitee. The election by the Indemnifying Party to defend or compromise a claim shall constitute an avowal by the Indemnifying Party that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such claim. The Indemnitee may participate, at its own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party which would impose upon the Indemnitee injunctive or other equitable relief.

(c) Assumption of Defense by Indemnitee. Notwithstanding the foregoing, if an Indemnitee determines in good faith and reasonable judgment that there is a reasonable probability that a Proceeding may adversely and materially affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its prior written consent (which may not be unreasonably withheld or delayed).

(d) Defense of Claim by Indemnitee. If, within thirty (30) days of the Indemnifying Party’s receipt of a Claim Notice involving a Third Party Claim, the Indemnifying Party shall not have notified the Indemnitee of its election to assume the defense, the Indemnitee shall have the right to assume control of the defense or compromise of such Claim and the reasonable costs and expenses of such defense, including costs of investigation and reasonable attorneys’ fees, shall be added to the Claim. If the Indemnitee assumes control of the defense or compromise of a Claim under this Section 11.4(d), the Indemnitee shall have the right to compromise such Claim without the consent of the Indemnifying Party.

(e) Cooperation of Parties. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of the party’s defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleading, correspondence and other papers. In addition, the Parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely notify the Indemnifying Party of the commencement of such actions in accordance with Section 11.4(a) shall relieve the Indemnifying Party from the obligation to indemnify under Section 11.2 or 11.3, as the case may be, but only to the extent the Indemnifying Party establishes by competent evidence that it or he is or has been materially and adversely prejudiced thereby.

(f) Non Third Party Claims. If the Claim for Losses does not arise from a Third Party Claim, the Indemnifying Party shall have thirty (30) days after receipt of notice of such Claim from the Indemnitee to object to such Claim by giving notice to the Indemnitee specifying the reasons for such objection or objections. If the Indemnifying Party has not so objected to the Claim as of the close of business on such thirtieth day, the total amount of the Claim shall thereupon become chargeable to and payable by the Indemnifying Party in accordance with the terms and conditions of this Section 11. If the Indemnifying Party objects timely to the Claim and the Indemnifying Party and the Indemnitee(s) are unable to settle any such dispute regarding such Claim, the Parties shall resolve such dispute by arbitration as set forth in Section 12.1.

11.5 Limitations on Indemnification. Notwithstanding the provisions of Section 11.2 or 11.3 to the contrary:

(a) Maximum Liability. Notwithstanding any other provision of this Agreement to the contrary, the Buyer Indemnitees’ right to indemnification for any Losses pursuant to Section 11.2, shall not exceed $1,000,000 (the “Cap”); provided, however, the Cap shall not apply with respect to Losses arising from, in connection with, or relating to any of the following matters: (i) a breach by the Seller or Parent of any representation or warranty contained in Sections 4.1 (Organizational Status) or 4.7(a) (Authorization of Transaction); (ii) a post-closing breach of any covenant by Seller or Parent which Seller or Parent is required to perform pursuant to the terms of this Agreement; or (iii) fraud or misrepresentation of a material fact for which the maximum amount of liability shall be the Purchase Price. Similarly, notwithstanding any other provision of this Agreement to the contrary, the Seller Indemnitees’ right to indemnification for any Losses pursuant to Section 11.3, shall not exceed the Cap; provided, however, the Cap shall not apply with respect to Losses rising from, in connection with, or relating to any of the following matters (i) a breach by the Buyer of any representation or warranty contained in Sections 5.1 (Organizational Status) or 5.2(a) (Authorization of Transaction); (ii) a post-closing breach of any covenant by Buyer which Buyer is required to perform pursuant to the terms of this Agreement; or (iii) fraud or misrepresentation of a material fact for which the amount of the maximum liability of Buyer shall be the Purchase Price.

(b) Basket Amount. Notwithstanding anything contained in this Agreement to the contrary, the Buyer Indemnitees’ shall have no right to indemnification for any Losses pursuant to Section 11.2 unless and until the aggregate amount of all such Losses incurred by the Buyer Indemnitees, exceeds $100,000 (the “Basket Amount”), and then only to the extent of such excess; provided, the foregoing limitation shall not apply with respect to Losses arising from, in connection with, or relating to: (i) a breach by the Seller or Parent of any representation or warranty contained in Sections 4.1 (Organizational Status) or 4.7(a) (Authorization of Transaction); (ii) a breach of any covenant by Seller or Parent which is required pursuant to the terms of this Agreement; or (iii) fraud or misrepresentation of a material fact. Similarly, notwithstanding anything contained in this Agreement to the contrary, the Seller Indemnitees shall have no right to indemnification for any Losses pursuant to Section 11.3 unless and until the aggregate amount of all such Losses incurred by the Seller Indemnitees exceeds the Basket

Amount, and then only to the extent of such excess; provided, the forgoing limitation shall not apply with respect to Losses arising from, in connection with, or relating to (i) a breach by the Buyer of any representation or warranty contained in Sections 5.1 (Organizational Status) or 5.2(a) (Authorization of Transaction); or (ii) a breach of any covenant by Buyer which is required pursuant to the terms of this Agreement; or (iii) fraud or misrepresentation of a material fact.

(c) Certain Defenses.

(1) If Buyer makes any Claim for indemnification against Seller or parent arising under Section 4.31, Seller and Parent shall be entitled to assert all defenses that constitute a defense to any action brought under section 10 of the Securities Exchange Act of 1934, section 12(2) of the Securities Act of 1933 and common law fraud.

(2) Seller and Parent shall be entitled to assert the defense to any Claim for indemnification that Buyer had Knowledge of the facts giving rise to such Claim for indemnification prior to the Closing Date.

(d) Actual Out-of-Pocket Loss. Any Buyer Indemnitees and any Seller Indemnitees shall be entitled to indemnification hereunder only for actual out-of-pocket Losses arising from the claim for which indemnification is otherwise required hereunder and not for any theoretical loss in value.

11.6 Insurance Proceeds. Any claim for indemnity pursuant to this Section 11 shall be reduced by any insurance proceeds or other recovery actually received or receivable by the Indemnitee. Any claim for which insurance is available and normally covered in the ordinary course of business shall be submitted to such insurance company for coverage. In the event that an insurance or other recovery is made by Buyer with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the Seller or Parent.

11.7 Tax Benefits. The amount of Losses that an Indemnifying Party is obligated to pay the Indemnitee shall be reduced by any Tax benefit realized by the Indemnitee as a result of such Claim for indemnification or other reason.

11.8 Payment from Escrow Account. Subject to the other provisions contained in this Section 11, any Claims for Losses by the Buyer Indemnitiees shall be first presented to the escrow agent serving under the Escrow Agreement for payment, and only after either the expiration of the Escrow Agreement or exhaustion of the Escrow Amount, to the Seller or Parent for payment.

11.9 Sole and Exclusive Remedy. The indemnification provided under this Section 11 shall constitute the sole and exclusive remedy of Buyer, Guarantor, Seller and Parent subsequent to the Closing for any Loss sustained by Buyer, Seller or Parent arising under this Agreement other than Losses arising from Claims based upon fraud or fraudulent misrepresentation.

11.10 Payments Deemed Purchase Price Adjustments; No Punitive Damages. All indemnification payments under this Section 11 shall be deemed to be adjustments to the consideration received by Seller in connection with this Agreement. Notwithstanding anything to the contrary contained herein, no punitive damages shall be imposed pursuant to this Agreement except in the case of fraud or fraudulent misrepresentation. No Party shall be liable to any other Party for any consequential, special or exemplary damages, including loss of future revenue or income, or loss of business reputation or nonperformance or alleged nonperformance of this Agreement, unless such Losses result from a Claim based on fraud or intentional misconduct.

12. MISCELLANEOUS PROVISIONS.

12.1 Arbitration.

(a) If any dispute under this Agreement arises and the Parties are unable to resolve such dispute, the unresolved matter shall be resolved by arbitration if a party requests arbitration by making a written demand for arbitration to the other Party or Parties. The arbitration proceedings shall be conducted in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, or if the Parties so agree, the relevant rules of another arbitration organization. In any case, regardless of any rules of the selected arbitration organization to the contrary, only one arbitrator shall be used to decide the outcome of the arbitration. Such arbitration shall be held in Cincinnati, Ohio, or if the Parties agree upon another location, that other location. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16.

(b) The Parties shall have the right of discovery in accordance with the Federal Rules of Civil Procedure except that discovery may commence immediately upon the service of the demand for arbitration. A party’s unreasonable refusal to cooperate in discovery shall be deemed to be refusal to proceed with arbitration and, until an arbitrator has been designated, the Parties may enforce their rights (including the right of discovery) in the courts. Such enforcement in the courts shall not constitute a waiver of a party’s right to arbitration. Upon his or her appointment, the arbitrator shall have the power to enforce the Parties’ discovery rights.

(c) The Parties shall be bound by the decision of the arbitrator and accept his or her decision as the final determination of the matter in dispute. The prevailing party shall be entitled to enter a judgment in any court upon any arbitration award made pursuant to this Section 12.1. The arbitrator or arbitrators shall award the costs and expenses of the arbitration, including reasonable attorneys’ fees, disbursements, arbitration expenses, arbitrators’ fees and the administrative fee of the arbitration organization, to the prevailing party as shall be determined by the arbitrator.

12.2 Amendment; Waiver. This Agreement, and the Exhibits and Schedules hereto, may be amended, modified or superseded only by a written instrument signed by all of the Parties to this Agreement. No party shall be deemed to have waived compliance by another party of any provision of this Agreement unless such waiver is contained in a written instrument signed by the waiving party and no waiver that may be given by a party will be applicable except in the specific instance for which it is given. The failure of any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option contained in this Agreement or to require at any time performance of any of the provisions of this Agreement, by any of the other Parties shall not be construed to be a waiver of such provisions and shall not affect the validity of this Agreement or any of its provisions or the right of such party thereafter to enforce each provision of this Agreement. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice such party’s rights, powers and remedies.

12.3 Limited Assignment; Binding Effect. No party shall assign any of its rights or obligations under this Agreement without obtaining the prior consent of the other Parties to this Agreement, except that a party may assign any of its rights and obligations under this Agreement without the prior consent of other Parties to any wholly-owned affiliate of the assigning party. No assigning party, Guarantor or the Buyer shall be relieved of its obligations arising under this Agreement. Subject to the foregoing, all the provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties to this Agreement and their respective heirs, legal representatives, successors and assigns.

12.4 Confidentiality of Certain Information.

(a) Non-Disclosure. The Parties and their respective agents and employees shall hold and keep confidential all information which is proprietary in nature and non-public or confidential, in whole or in part (the “Confidential Information”) which any of them may receive from any other party concerning such other party. Failure to mark any of the Confidential Information as non-public, proprietary or confidential shall not affect its status as Confidential Information under the terms of this Agreement. Confidential Information shall not include any information in the possession of the receiving party (1) that is developed by the such party in the Ordinary Course of Business without reference to and independent of any Confidential Information; (2) is learned from a third party not under any duty of confidence to the disclosing party; or (3) becomes part of the public domain through no fault of the receiving party or any of its Affiliates, directors, officers, employees, agents, shareholders or other of its representatives.

(b) Non-Use. None of the Parties nor their respective directors, officers, employees, counsel, agents or other representatives, without the prior consent of the disclosing party, disclose or use any such Confidential Information, in whole or in part, except in connection with the performance of the transactions described in this Agreement. Unless otherwise required by law, none of the Parties shall disclose any Confidential Information acquired as a result of this Agreement to any Person or entity, other than its respective directors, officers, employees, counsel, agents and other representatives and such other third Parties (such as bankers and lessors) with whom it must communicate to consummate the transactions described by this Agreement, all of whom must agree to keep the Confidential Information confidential. If the Closing does not occur, each party will destroy or return, as requested by the disclosing party, to the disclosing party all copies of documents that contain that Party’s Confidential Information.

12.5 Confidentiality of Agreement. Unless otherwise required by law, no Party shall disclose either the terms or existence of this Agreement to any Person other than a Party’s counsel and its other representatives or such other third parties with whom it must communicate to consummate the transactions described in this Agreement; provided however, the Parties acknowledge and agree that Seller and Parent must and may file a copy of this Agreement with its filings with the SEC.

12.6 Construction and Interpretation of Agreement.

(a) Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any of its provisions. All references in this Agreement to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires.

(b) When used in this Agreement, the word “including” shall have its normal common meaning and any list of items that may follow such word shall not be deemed to represent a complete list of the contents of the referent of the subject.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(d) Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require.

(e) The Parties do not intend that this Agreement shall confer on any third party any right, remedy or benefit or that any third party shall have any right to enforce any provision of this Agreement.

12.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

12.8 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the Parties related to its subject matter and supersedes all prior proposals, understandings, agreements, correspondence, arrangements and contemporaneous oral agreements relating to subject matter of this Agreement. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement.

12.9 Exclusive Forum. Any action to enforce any provision of this Agreement shall be instituted exclusively in the United States District Court for the Southern District of Ohio or, if such Court does not have jurisdiction to adjudicate such action, in the courts of the State of Ohio located in Hamilton County, Ohio. The Parties irrevocably and unconditionally waive, to the fullest extent permitted by law, and shall not plead any objection that they may now or hereafter have to the jurisdiction of such courts over the Parties, the laying of venue or the convenience of the forum of any action related to this Agreement that is brought in the United States District Court for the Southern District of Ohio or in the Courts of the State of Ohio located in Hamilton County, Ohio.

12.10 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, if any, shall constitute part of this Agreement and shall be deemed to be incorporated in this Agreement by reference and made a part of this Agreement as if set out in full at the point where first mentioned. The Parties intend that each representation, warranty, covenant and obligation contained in this Agreement shall have independent significance. If any party has breached any representation, warranty, covenant or obligation contained in this Agreement in any respect, merely because there exists another representation, warranty, covenant or obligation relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the party’s breach of the first representation, warranty, covenant or obligation, except where the other party had actual knowledge of the subject matter that was not disclosed as to a particular representation or warranty. Nothing in the Exhibits or Schedules shall be deemed adequate to disclose an exception to a representation, warranty or covenant made in this Agreement unless there is a specific Schedule referenced for identifying an exception to a particular representation, warranty or covenant, and such Schedule identifies the exception with particularly and describes the relevant facts in detail.

12.11 Expenses. Except as otherwise expressly provided for in this Agreement, each party will bear its own expenses incurred in connection with the preparation, execution and performance of its obligations under this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

12.12 Further Assurances. Each party shall execute and deliver such additional documents or take such additional actions as may be requested by another party to this Agreement if such requested document or action is reasonably necessary to effect the transactions described in this Agreement.

12.13 Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Ohio, without giving effect to any conflict of law rule or principle of such state.

12.14 Independent Contractor Relationship. Regarding all matters relating to this Agreement, this Agreement creates an independent contractor relationship among the Parties. Nothing contained in this Agreement shall be construed to (a) give any party the power to direct and control the day-to-day activities of the other; (b) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; or (c) constitute any party, its agents or employees as employees of any other party or grant any of them the power or authority to act for, bind or otherwise create or assume any obligation on behalf of any of the other Parties for any purpose whatever.

12.15 No Public Announcement. No party shall make any press release or other public announcement regarding this Agreement or the transactions described in this Agreement, unless such party is obligated by law or the rules of any stock exchange upon which its shares are traded to make such a disclosure. When a party determines that it is obligated by law or the rules of a stock exchange to make such a disclosure, it shall notify all of the other Parties prior to such disclosure and all of the Parties shall cooperate to cause a mutually agreeable release or announcement to be issued. Notwithstanding the forgoing, the Parties may publish a “tombstone”

or similar announcement and Buyer acknowledges that Parent and Seller will make a public disclosure on or before the execution of this Agreement with the SEC.

12.16 No Third Party Beneficiaries. This Agreement is not intended to, and shall not be construed to, confer upon any third Person any right, remedy or benefit nor is it intended to be enforceable by any third Person, and shall only be enforceable by the Parties hereto, and their respective successors and permitted assigns.

12.17 Notices. All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered to the Parties on the (a) date of personal delivery or confirmed transmission by facsimile transmission; (b) second Business Day following the date of delivery to a nationally recognized overnight courier service; or (c) third Business Day following the date of deposit in the United States Mail, postage prepaid, by certified mail, in each case, addressed as follows, or to such other address, Person or entity as any party may designate by notice to the others in accordance herewith:

If to Buyer:	NFI-Quick Pak, LLC
1515 Burnt Mill Road
Cherry Hill, New Jersey 08003
Attention: Frank Raschilla
Facsimile: (856) 794-4595

With a copy to:	Pelino & Lentz, P.C.
One Liberty Place, 32nd Floor
1650 Market Street
Philadelphia, PA 19103-7393
Attention: Barry H. Frank, Esquire
Facsimile: (215) 665-1536

If to Guarantor:	NFI-Interactive Logistics, LLC
1515 Burnt Mill Road
Cherry Hill, New Jersey 08003
Attention: Frank Raschilla
Facsimile: (856) 794-4595

With a copy to:	Pelino & Lentz, P.C.
One Liberty Place, 32nd Floor
1650 Market Street
Philadelphia, PA 19103-7393
Attention: Barry H. Frank, Esquire
Facsimile: (215) 665-1536

If to Seller:	MCC-Quick Pak, LLC
Summit Woods Corporate Center
50 E-Business Way
Sharonville, OH 45241

Attention: Secretary
Facsimile: (513) 345-1102

With a copy to:	Greenebaum Doll & McDonald PLLC
2900 Chemed Center
255 East Fifth Street
Cincinnati, OH 45202
Attention: C. Christopher Muth
Facsimile: (513) 455-8500

If to Parent:	Multi-Color Corporation
Summit Woods Corporate Center
50 E-Business Way
Sharonville, OH 45241
Attention: Secretary
Facsimile: (513) 345-1102

With a copy to:	Greenebaum Doll & McDonald PLLC
2900 Chemed Center
255 East Fifth Street
Cincinnati, OH 45202
Attention: C. Christopher Muth
Facsimile: (513) 455-8500

12.18 Recovery of Expenses by Prevailing Party. The party prevailing in any civil action, arbitration or other Proceeding shall be entitled to recover from the nonprevailing party, in addition to any damages the prevailing party may have been awarded, all reasonable expenses that the prevailing party may have incurred in connection with such Proceeding, including accounting fees, attorneys’ fees and expert witnesses’ fees.

12.19 Severability of Provisions. If a court in any Proceeding holds any provision of this Agreement or its application to any Person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the Parties’ essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the Parties to the greatest extent possible.

12.20 Time of Essence. Time is of the essence to the performance of the obligations set forth in this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first written above.

MCC-QUICK PAK, LLC

By:	/s/ Francis D. Gerace
Name:	Francis D. Gerace
Title:	Chief Executive Officer
(“Seller”)

MULTI-COLOR CORPORATION

By:	/s/ Francis D. Gerace
Name:	Francis D. Gerace
Title:	Chief Executive Officer
(“Parent”)

Signature page to Asset Purchase Agreement

NFI - QUICK PAK, LLC

By:	/s/ Frank Raschilla
Name:	Frank Raschilla
Title:	EVP/CFO
(“Buyer”)

NFI INTERACTIVE LOGISTICS, LLC

By:	/s/ Frank Raschilla
Name:	Frank Raschilla
Title:	EVP/CFO
(“Guarantor”)

Signature page to Asset Purchase Agreement

APPENDIX OF DEFINED TERMS

“Acquisition Assets” has the meaning set forth in Section 2.1.

“Acquisition Balance Sheet” has the meaning set forth in Section 4.2.

“Acquisition Proposal” means (a) any proposal or offer from any Person other than the Buyer or any of its Affiliates relating to any direct or indirect acquisition of all or substantially all of the assets or equity securities of Seller (b) any merger, consolidation or other business combination involving Seller or (c) any recapitalization of Seller or similar transaction the result of which, as to events described in clauses (a), (b) or (c) would be to prohibit, impede or otherwise adversely affect the ability of the Parties to close the transaction contemplated hereby.

“Adverse Effect” means any condition, change or event pertaining to the customers, employees, or the business operations of the Seller (and excluding general economic conditions in the United States generally) that would materially and adversely affect the Business, operations, properties (including intangible properties) or financial condition of Seller taken as a whole.

“Affiliate” means (1) a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is controlled by a Person that controls, such Person; (2) any trust or estate in which such Person has a beneficial interest or as to which such Person serves as a trustee or in another fiduciary capacity; or (3) any spouse, parent or lineal descendent of such Person. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Agreement” means this Agreement, the Exhibits and the Schedules.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Agreement” has the meaning set forth in Section 2.3.

“Basket Amount” has the meaning set forth in Section 11.5(b).

“Benefit Plans” has the meaning set forth in Section 4.14(a).

“Best Efforts” means taking or causing to be taken, any action, and to do, or cause to be done, things necessary, proper or advisable under applicable laws and regulations, each case in the exercise of commercially reasonable judgment and diligence.

“Books and Records” has the meaning set forth in Section 4.8.

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means a day of the year on which banks are not authorized to be closed in the City of New York.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Ancillary Documents” has the meaning set forth in Section 5.2(a).

“Buyer Indemnitees” has the meaning set forth in Section 11.2.

“Buyer’s Consents” has the meaning set forth in Section 5.2(b).

“Cap” has the meaning set forth in Section 11.5(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Claim” has the meaning set forth in Section 11.4.

“Claims Notice” has the meaning set forth in Section 11.4(a).

“Cleanup” has the meaning set forth in the definition of Environmental, Health and Safety Liabilities.

“Closing” has the meaning set forth in Section 3.

“Closing Date” has the meaning set forth in Section 3.

“Closing Date Financial Statement” has the meaning set forth in Section 2.5.

“Computers” has the meaning set forth in Section 4.10(a).

“Confidential Information” has the meaning set forth in Section 12.4(a).

“Contracts” has the meaning set forth in Section 2.1(g).

“Data and Records” has the meaning set forth in Section 2.1(h).

“Dollars”; “$” means lawful currency of the United States of America.

“Effective Date” has the meaning set forth in Section 3.

“Encumbrance” means any charge, claim, community property, interest, condition, equitable interest, Lien, option, pledge, right of refusal, security interest or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

1.	any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

2.	fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response and investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

3.	financial responsibility under Environmental Law or Occupational Safety and Health Law for Cleanup costs or corrective action, including any investigation, Cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

4.	any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by CERCLA and any equivalent state law.

“Environmental Law” means any Legal Requirement that requires or relates to:

1.	advising appropriate authorities, employees and the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

2.	preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

3.	reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

4.	assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

5.	protecting resources, species or ecological amenities;

6.	reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

7.	cleaning up pollutants that have been Released, preventing the threat of Release or paying the costs of such Cleanup or prevention;

8.	making responsible Parties pay private Parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

9.	Occupational Safety and Health Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” has the meaning set forth in Section 2.5.

“Escrow Amount” “ has the meaning set forth in Section 2.5.

“Escrow Fund” “ has the meaning set forth in Section 2.5.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Facilities” means any real property, leaseholds or other real property interests owned or leased by Seller or Parent and any buildings, plants, structures or equipment, that are owned or leased as of the Closing Date.

“FMLA” has the meaning set forth in Section 4.15(d).

“Facility Leases” has the meaning set forth in Section 2.3(f).

“GAAP” means Generally Accepted Accounting Principles.

“Governmental Authorizations” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any (1) nation, state, county, city, town, village, district or other jurisdiction of any nature; (2) federal, state, local, municipal, foreign or other governmental organization or body; (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (4) multi-national organization or body; or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Guarantor” has the meaning set forth in the preamble to this Agreement.

“Guarantor Ancillary Documents” has the meaning set forth in Section 5.4(a).

“Guarantor’s Consents” has the meaning set forth in Section 5.4(b).

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment and any other act, business, operation or thing that materially increases the danger, or risk of danger, or poses an unreasonable risk of harm to Persons or property on or off the Facilities, or that materially affects the value of the Facilities or Seller.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnitee” has the meaning set forth in Section 11.4(a).

“Indemnifying Party” has the meaning set forth in Section 11.4(a).

“Insurance Proceeds” has the meaning set forth in Section 2.1(k).

“Intellectual Property” has the meaning set forth in Section 4.18(a).

“Inventories” has the meaning set forth in Section 2.1(d).

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to Buyer, the actual knowledge of any person holding executive offices of Buyer after reasonable investigation regarding the accuracy of the representations and warranties. With respect to the Seller or Parent, “Knowledge” means the actual knowledge of Johan Pot, Duane Stalnaker, Mike Kava, or any person holding an executive office of Seller or Parent, in each case, after reasonable investigation regarding the accuracy of the representations and warranties.

“Legal Requirement” means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, the failure to comply with which would have an Adverse Effect.

“Liabilities” means any claim, obligation, expense or cost whether fixed, contingent, matured, unmatured, known or unknown, accrued or unaccrued.

“Lien” means any lien, claim, Encumbrance, security interest, option, mortgage, mortgage note, deed of trust, easement, license, leasehold interest, right of way, title defect, charge, restriction or right of any third party of any kind upon any properties or assets in which Seller has an interest.

“Loss” or “Losses” has the meaning set forth in Section 11.2.

“Marks” has the meaning set forth in Section 4.18(d).

“Note” has the meaning set forth in Section 2.5.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any award, decision, injunction, judgment, unit, decree, subpoena or verdict entered, issued, as made or rendered by any court administration agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means conduct occurring in the usual and customary operation of the Business.

“Organizational Documents” for each party means a recent good standing certificate issued by each Secretary of State where such party is qualified to do business and (1) the charter, articles of incorporation and by laws; or (2) the articles of organization and operating agreement.

“Other Assets” has the meaning set forth in Section 2.1(n).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Financial Statements” has the meaning set forth in Section 4.2.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Patents” has the meaning set forth in Section 4.18(c).

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

“Personal Property” has the meaning set forth in Section 2.1(c).

“Prepaid Expenses” has the meaning set forth in Section 2.1(m).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, a Governmental Body or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.5.

“Real Property” has the meaning set forth in Section 2.1(b).

“Receivables” has the meaning set forth in Section 2.1(e).

“Related Person” has the meaning set forth in section 267(b) of the IRC.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“SEC” means the Securities and Exchange Commission of the United States.

“Schedules” has the meaning set forth in Section 12.10.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Agreements” has the meaning set forth in Section 4.27.

“Seller Ancillary Documents” has the meaning set forth in Section 4.7(a).

“Seller Financial Statements” has the meaning set forth in Section 4.2.

“Seller Indemnitees” has the meaning set forth in Section 11.3.

“Seller’s Consents” has the meaning set forth in Section 4.7(b).

“Software” has the meaning set forth in Section 4.10(b).

“Superior Proposal” means any Acquisition Proposal on terms that Seller or Parent determines, in its good faith judgment (after having received advice from its outside legal counsel and its financial advisors), are significantly more favorable to the equity holders of Seller or Parent from a financial point of view than the terms of the transactions set forth in this Agreement, provided that the Seller’s Board of Directors shall not so determine that any such proposal is a Superior Proposal prior to the time that is two Business Days after the time at which the Seller has complied in all material respects with Section 6.9 with respect to such proposal.

“Marketing Agreement” has the meaning set forth in Section 10.5.

“Tax” means any taxes, however denominated, including income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, sales, use, transfer, registration, alternative or add-on minimum, estimated or other tax of any kind whatsoever and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other arrangement relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Returns” means any return (including any information return), report, declaration of estimated Taxes, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” an amount equal to US $750,000.

“Threatened” means any demand or statement made in writing or any notice given in writing asserting a claim, Proceeding, dispute, action or other matter.

“Third Party Claim” has the meaning set forth in Section 11.4(b).

“Trade Secrets” has the meaning set forth in Section 4.18(f).